EXHIBIT 99-1

                                                     3250 Mary Street, Suite 402
                                                            Miami, Florida 33133
                                                       Main number: 305-448-4700
                                                               Fax: 305-448-4757
                                                                www.omnicomm.com


                        OmniComm Systems, Inc.'s Appoints
                   Dr. David Ginsberg Chief Executive Officer

MIAMI, FL - July 31, 2000--OmniComm Systems, Inc. (OTC-BB: OMCM), a developer of e-health information systems and provider of online clinical solutions for the pharmaceutical and healthcare industries, announced today that Dr. David Ginsberg will join the company as President and Chief Executive Officer.

Dr. Ginsberg has functioned as a principal investigator for several hundred industry sponsored clinical trials worldwide over 17 years and is the author of the definitive practical guide to clinical research, The Investigator's Guide to Clinical Research, which is also published in Japanese. Dr. Ginsberg also has worked as an executive director for Covance Inc. (NYSE: CVD), one of the world's largest and most comprehensive drug development services companies, where he created initiatives, interacted with investigators, and integrated health systems and academic medical centers on a global basis. He was also the Vice President of Field Operations for Wyeth-Ayerst Research, the pharmaceutical division for American Home Products (NYSE: AHP) where he managed Operations for Research and Development worldwide. Dr. Ginsberg has worked as an investigator, advisor, visiting expert and consultant for over 40 of the major pharmaceutical companies worldwide including Eli Lilly (NYSE: LLY), Glaxo Pharmaceuticals (NYSE: GLX), and Pfizer, Inc. (NYSE: PFE).

"Dr. Ginsberg's strategic vision coupled with his more than 17 years of experience in leading clinical trials globally will prove invaluable to OmniComm as we continue to position the Company as a leader in e-Health," said Cornelis Wit, interim CEO of OmniComm. Mr. Wit, a member of the Board of Directors, will continue on in an advisory role during the initial transition period.

"OmniComm's business and technical models perfectly position our company to take advantage of the competitive pressures that are forcing a complete redesign of the existing clinical trials process in the pharmaceutical and healthcare industries," said Dr. Ginsberg. "I look forward to leading this global team that is creating the premiere `netsourcing partner' for our industry to expand patient access and enhance data quality while further reducing costs and time to market."

About OmniComm
OmniComm (http://www.omnicomm.com) has developed a unique business model designed to integrate health information systems and coordinate the processes necessary to utilize health information. The development of the internet application, TrialMaster(TM), together with the web portal, WebIPA(TM), enables OmniComm to straddle the divide between doctors and their patients, possessing invaluable data for the healthcare industry; and the pharmaceutical/medical device industries which desperately needs the doctors, patients and data required for the clinical trial industry.

TrialMaster provides the pharmaceutical/medical device companies with an Internet-based solution which greatly increases the efficiency, security and integrity of the clinical trial process while drastically reducing the time and expense of conducting a trial. OmniComm, with its systems integration background

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and expertise, provides not only the application, but also the physical infrastructure and networking design capabilities so fundamentally important to maintaining an effective Internet application. WebIPA provides the interface between patients, doctors and the clinical trial industry. It enables patients and physicians to interact and to investigate the various opportunities to participate in clinical trials. WebIPA also allows the clinical research industry the ability to interface with patients and doctors, expanding the critical population of trial participants and providing an invaluable research database.

In conjunction with WebIPA.com (http://www.webipa.com), OmniMed Services, Inc., a wholly owned subsidiary of OmniComm Systems, Inc. is assembling an extensive network of physician practice groups and related patients. OmniMed provides the clinical trial industry a vast pool of potential physicians and patients from an extremely diverse spectrum of medical specialties to participate in a wide variety of clinical trials. In addition, OmniMed provides the clinical trial industry with an extensive database of valuable information from previous clinical trials.

Safe Harbor Statement
Statements about OmniComm's future expectations, including without limitation, future revenues and earnings, plans and objectives for the future operations, future agreements, future economic performance, operations and all other statements in this press release other than historical facts are "forward-looking statements" within the meeting of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. OmniComm intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties, including but not limited to economic, competitive, governmental, contractual and technological factors affecting OmniComm's operations, markets and profitability, actual results could differ materially and adversely from the expected results.

Contacts:

Ron T. Linares
OmniComm Systems, Inc.
Phone: 305-448-4700
e-mail: invrel@omnicomm.com